Exhibit (a)(5)(iii)

For Immediate Release

WESTERN ASSET INFLATION-LINKED INCOME FUND

ANNOUNCES FINAL RESULTS OF ISSUER TENDER OFFER FOR COMMON SHARES

NEW YORK – (BUSINESS WIRE) – December 30, 2020 – Western Asset Inflation-Linked Income Fund (NYSE: WIA) (the “Fund”) announced today the final results for its issuer tender offer for up to 20% of the outstanding common shares (“Shares”) of the Fund at a price equal to 99% of the Fund’s net asset value per Share as determined as of the close of the regular trading session of the New York Stock Exchange on December 29, 2020. The Fund’s offer expired on Monday, December 28, 2020 at 5:00 p.m., New York City time.

A total of 20,871,974 Shares were duly tendered and not withdrawn. Because the number of Shares tendered exceeds 5,830,564 Shares, the tender offer is oversubscribed. Therefore, in accordance with the terms and conditions specified in the tender offer, the Fund will purchase Shares from all tendering shareholders on a pro rata basis, disregarding fractions. Accordingly, on a pro rata basis, approximately 27.93% of Shares for each shareholder who properly tendered shares have been accepted for payment. The purchase price of properly tendered Shares is $13.99 per Share, equal to 99% of the per Share net asset value of $ 14.13 as of the close of the regular trading session of the New York Stock Exchange on December 29, 2020. Payment for such Shares will be made on or about December 31, 2020. Shares that were not tendered will remain outstanding.

Any questions about the tender offer can be directed to Georgeson LLC, the information agent for the tender offer, toll free at 1-866-628-6021, Monday through Friday, 9 a.m. to 5 p.m., New York City Time.

Western Asset Inflation-Linked Income Fund, a diversified, closed-end management investment company, is administered by Legg Mason Partners Fund Advisor, LLC (“LMPFA”), is advised by Western Asset Management Company, LLC (“Western Asset”) and is subadvised by Western Asset Management Company Limited (“Western London”), Western Asset Management Company Ltd (“Western Japan”) and Western Asset Management Company Pte. Ltd. (“Western Singapore”). Each of LMPFA, Western Asset, Western London, Western Japan and Western Singapore is an indirect, wholly-owned subsidiary of Franklin Resources, Inc. (“Franklin Resources”)

Hard copies of the Fund’s complete audited financial statements are available free of charge upon request. Data and commentary provided in this press release are for informational purposes only. Franklin Resources and its affiliates do not engage in selling Shares of the Fund.

THIS PRESS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

For more information, please call 1-888-777-0102 or consult the Fund’s web site at www.lmcef.com.

Category: Fund Announcement

Source: Franklin Resources, Inc.

Source: Legg Mason Closed End Funds

Contacts

Media: Fund Investor Services-1-888-777-0102